INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Digital Ecosystems Corp.
(a Development Stage Company)

We consent to the use in the Registration Statement of Digital Ecosystems Corp. (a Development Stage Company) on Form SB-2 of our Auditors’ Report dated June 30, 2004 on the Balance Sheet of Digital Ecosystems Corp. (a Development Stage Company) as of March 31, 2004 and 2003, and the related Statements of Operations, Stockholders’ Equity (Deficiency) and Cash Flows for the period from inception on February 21, 2002 to March 31, 2004 and for each of the two years in the period ended March 31, 2004.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

/s/ Telford Sadovnick, PLLC

Bellingham, Washington
September 14, 2004